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                                                                   EXHIBIT 10.6

EDUCATION SERVICE CENTER 5

Estimated Value of Contract: $525,000

Scope of Contract: Provider of computer Hardware and Software.

Region V
 Education Service Center
2295 Delaware Street, Beaumont, Texas 77703-4299
 (409)838-5555 TDD:(409)835-5168 FAX:(409)833-9755


Telecommunications Device - Deaf


 June 26, 1997
 Micro-Media Solutions, Inc.
 Karla Gonzales
 501 Waller
Austin, Texas 78702

 Dear Karla Gonzales:

Thank you for submitting a bid for Computer, Peripherals and Operating Systems which was opened on June 1 7, 1997. The Region V Education Service Center has compiled all of the bid sheets which the vendors have submitted and will send a booklet to each of the participating districts.

We are now asking that you make sure that you send a minimum of two catalogs or bound price lists for use in product selection to each district Purchasing Departments and Region V Education Service Center as stated in the Specific Terms and Conditions of said bid. These bound documents must be clearly labeled on front cover with the name of said bid and date bid is good through.

Again thank you for submitting a bid and our cooperative looks forward to doing business with you as our needs arise.



 Sincerely,


/s/ John Applebach

 John Applebach
 Business Manager
 JA:srv




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Attachment - Listing of Participating School Districts

Overview

Southwestern Bell Integrated Technologies (SWB IT) is issuing this Request For Quote

 (RFQ) to secure subcontractors on state and/or local basis to install and maintain for a 3 year period: CSU/DSUs, routers hubs NTl/TAs, printers, Category 5 wiring and personal computers in rural and metro areas across the state of Texas. There are approximately 1000 locations across the state that will be installing the equipment and services described below. The timeline for this project is January 1998 through March 1999. There are two designs that will be described below; each will be used to provide Internet access to schools and public libraries across the state. Responses are due on 9/1/97at 5:00 P.M.

Scope of Work


Each subcontractor will provide a turnkey cost to SWB for the installation designs discussed and illustrated below for both installation and a three-year on site maintenance contract. It will be the contractors' responsibility to coordinate addressing of the network equipment with the end user customer. Contractor will also be responsible for extended wiring (if necessary) from the demarcation point to the equipment location.

 Design #1

This design includes a two port ISDN terminal adapter (TA) that will be shared by two PCs. Using a port on the TA, these P'Cs will use Windows NT 4.0 dial-up networking To connect via a B-channel to an ISP. The NT workstations will also use a 10Base2 Ethernet LAN to share a printer. The printer will be attached to the parallel port of one workstations and shared via Microsoft Networking to the other workstation. Each workstation will be configured with Windows NT Workstation 4.0, Microsoft Internet Explorer (latest version at time of install), and Norton Anti-virus for Windows NT (with auto-protect enabled). Further

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configuration of the PCs will be according to the forms in Attachment D. The successful subcontractor(s) will provide installation of all hardware and software from the SWB point of demarcation up to and including the PC for Internet access. SWB will provide all equipment (i.e., NT1/TA, PCs, Printer, and Network cables)SWB will ship all equipment to the work site or to the subcontractor prior to the installation date. The subcontractor will provide installation, configuration, testing, documentation, and any incidental wiring (plenum rated, if necessary). A sketch of this design is included as Attachment
A. All incidental hardware will be provided by the contractor (i.e., d-rings. tie wraps, wire mold, etc.) It will be the contractors' responsibility to pre-survey and coordinate the installations of all sites.

 Design # 2

 Design # 2 is more complicated than design #1. In short it is a hub site and up to 2 remotes or a hub site plus up to 7 remotes. The HUB Site will use a router to connect to an ISP at TI speed. The only difference between the two hub sites is the upgrade of the router from a Cisco 2524 to a 4500. The remotes will all be the same configuration and hardware. The goal of this design is to complete a network-to-network" dedicated connection between the local LANs and the Internet. this will allow all workstations and servers attached to the local LANs access to the Internet. The hub site will include a Windows NT Server (acting as a domain controller, file server and WINS server) and four Windows N1 Workstations (with Microsoft Internet Explorer -latest version- and Norton Anti-virus -with auto-protect enabled). The Server and Workstations will be configured to use Microsoft Networking over IP. A printer will be attached to the parallel port of a workstation. The printer will be shared for use by all other workstations. The remote sites (up to two or seven depending on router used) will have two Windows NT workstations with similar configurations as the one at the host, including a local printer to be shared between the two. Further configuration of the PCs and workstations will be according to the forms in Attachment E. The successful subcontractor(s) will provide installation of all hardware and software from the SWB point of demarcation up to and including the PC for internet access. SWB will provide all equipment (i.e., CSU/DSU, PCs, Printers, Racks, Routers! and Network cables) and will ship it to the work site or to the subcontractor prior to the installation date. The subcontractor will provide installation, configuration,

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testing and documentation of all equipment plus Category 5 wiring from the hub to the information outlet. All wiring will be certified 100BaseT, category 5, unshielded twisted pair, plenum rated cabling is includes patch panels, wiring, information outlets, and incidental hardware. A sketch of this design is included in Attachment B for the 2500 router and Attachment C for the 4500 router. It will be the contractors' responsibility to pre-survey and coordinate the installations of all sites. All incidental hardware will be provided by the contractor (i.e., d-rings, tie wraps, wire mold, etc.).

Maintenance

The successful subcontractor(s) will be required to provide a 3 year, next day, on site maintenance package, available 8 hours per day for 5 days per week. This package must include a minimum two-hour phone response during hours covered. The package must also cover all hardware and software. SWB will maintain the communication lines, however, it may be necessary at times for the contractor(s) to assist in determining the problem is related to hardware/software, the telecommunications network, or both. Generally, any trouble will be referred directly to the subcontractor from the end user customer. However, SWB may establish a single point for all trouble reporting and coordination. If we elect this option, all trouble dispatches will originate from the Technical Assistance Center (TAC). It will be the subcontractor(s)' responsibility to dispatch their own personnel to close the trouble report and respond to the TAC SWB will purchase the PCs, Printers, routers, HUBs and communications equipment with 3year replacement parts warranty that will be passed on to the subcontractor. Paper, print cartridges, and consumables are not included in the three-year maintenance.

Conclusion



It is understood that it is almost impossible for one subcontractor to have a presence across the state. It is SWB's intent to establish a network of subcontractors to cover the entire state; therefore, it is extremely important that each potential bidder clearly identify their geographic area of coverage.


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Technical questions may be referred to Rick Reyes on (713)
5674605 or Mark Hajda on (713) 567 vIS00. Contract or procedural issues may be referred to Elayne Donahue
Duncan on (713) 567-7680






Bid Sheet

Design # 1


 Turn key installation of Design #1 per site $
 Includes any incidental wiring

 Maintenance of Design # 1 per site $

 Design # 2

 Turn key network installation of hub site Design # 2 per site $

 Using Cisco 2524 Router

 Or

 Turn key network installation of hub site Design # 2 per site $

 Using Cisco 4500 Router

 Turn key wiring installation of Design # 2 per hub site $_ Turn key remote site installation of Design # 2 per site S Includes any incidental wiring Maintenance of Design # 2 per hub site $ Using Cisco 2524 Router

 Or

Maintenance of Design # 2 per hub site $

 Using Cisco 4500 Router


 Maintenance of Design # 2 per remote site $_


 Hourly Charge for after hours work (other than M-F 8-5) $


Do you have a Help Desk with toll fee (1-800 number) access?

YES   NO
   --   --


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 If Yes;

Three year total charge for Design #1 $

Three year total charge for Design #2 $

-with 2524 router (hub site)

Three year total charge for Design #2 $

-with 4500 router (hub site)

Three year total charge for each remote site in Design $/2 S


Geographic area of the state where you are able to provide this service, please is list cities, counties, genera] area you prefer to work, etc Please indicate your preference below: